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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

USinternetworking, Inc. Obtains Commitments for Over $300 Million in Equity Investment and Credit Facilities

MICROSOFT CORP., AETHER SYSTEMS, GE CAPITAL, ACQUA WELLINGTON AND EXISTING INVESTORS ARE MAJOR PARTICIPANTS

ANNAPOLIS, MD, NOVEMBER 13, 2000 -- USinternetworking, Inc. (USi, Nasdaq: USIX), the leading Application Service Provider, today announced that it has signed commitments for over $300 million in equity and commercial credit facilities from financial and strategic investors and lenders. Credit Suisse First Boston Corporation (CSFB) assisted the Company in arranging the various financings.

"The signed agreements announced today, together with the natural growth in our asset based credit lines, provide USi with the capital required to reach cash-flow breakeven," said Andrew A. Stern, Chief Executive Officer of USi. "These financial commitments, and the strategic alliances with Microsoft Corp. and Aether Systems, serve to further USi's market-leadership position and evidence the ongoing adoption of the ASP market as a whole."

The commitments announced today include:

    - A $50 million strategic equity commitment from Microsoft Corp. as part of the strategic alliance announced today between the two companies. The commitment is contingent on regulatory approval under the Hart-Scott-Rodino antitrust review process.
    - A $10 million strategic equity commitment from Aether Systems, the world leader in developing and implementing wireless solutions, as part of the strategic alliance announced earlier today between the two companies.
    - A $60 million equity commitment by USi's early investors including USi's Chairman of the Board, Christopher R. McCleary and its Chief Executive Officer, Andrew A. Stern, and including a $5 million equity commitment from a wholly owned subsidiary of GE Capital.
    - A $50 million commitment on a three-year revolving line of credit led by GE Capital. Closing on this commitment is contingent upon finalizing the intercreditor agreements and other third party documentation.

The equity commitments referred to above were approved by a special committee composed of independent members of the Company's Board of Directors, and are contingent upon customary conditions and upon receiving the full $50 million equity investment from Microsoft Corp. The Company expects 25 percent of the equity to close on or about November 20, 2000, with the remainder to close subsequent to the Hart-Scott-Rodino approval. Closure on all commitments is expected by year-end. The equity investors have agreed to purchase the common stock at $3.40 per share, which represents a premium over the last reported sale price of $3.25 per share on November 10, 2000. The equity investors will also receive a warrant to purchase 0.35 shares of

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common stock at an exercise price of $4.08 per share for every share of common stock they purchase in the financing.

The Company also announced today the closing of an equity financing arrangement covering the sale of up to $140 million of the Company's common stock with Acqua Wellington North American Equities Fund Ltd. (Acqua Wellington). The arrangement provides the Company with availability of up to $140 million over the next 28 months. The Company may sell these shares at its sole discretion, depending upon the Company's needs at the time. Shares will be sold at a slight discount, based upon the market price of the Company's common stock. Additionally, the Company has agreed to sell $10 million of common stock to Acqua Wellington at the price of $3.198 per share pursuant to a purchase agreement entered into in connection with the financing arrangement.

DETAILS CONCERNING THIS RELEASE WILL BE DISCUSSED IN A TELECONFERENCE CALL:
Date:                                    Tuesday, November 14, 2000
Time:                                    8:00 a.m. (et)
Duration:                                1 hour
Dial-in Number Domestic:                 800-553-2173
Access Code:                             860-914

A REPLAY OF THIS TELECONFERENCE CALL WILL BE AVAILABLE:
Date:                           November 14, 2000 - November 21, 2000
Start Date & Time:              November 14, 2000, 1:00 p.m. (et)
Dial-in Number:                 800-625-5288
Access Code:                    860-914

ABOUT USINTERNETWORKING, INC.

USinternetworking Inc. (Nasdaq: USIX), a leading Application Service Provider delivering e-commerce and enterprise software as a service. The company's iMAP portfolio of service offerings delivers the rich functionality of leading software from Ariba, BroadVision, Lawson, Microsoft, Oracle, PeopleSoft and Siebel as a continuously supported, flat-rate monthly service via an advanced, secure global data center network.

Internet Managed Application Provider, iMAP, AppHost, PriorityPeering, USiGSP, USiSAN USiAccelerate, and Making Software Simple are service marks of USinternetworking, Inc. All other trademarks are the property of their respective owners. USi strategic partners and providers are publicly traded on Nasdaq under the symbols: ARBA, BVSN, CSCO, MSFT,ORCL, PSFT and SEBL.

Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to USinternetworking Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future


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performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Some of the factors and risks associated with our business are discussed in the Company's registration statement on Form S-3 declared effective by the Securities and Exchange Commission ("SEC") on October 24, 2000, the Company's Form 10-Q filed with the SEC on August 15, 2000, and in our other reports filed from time to time with the SEC.

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Contacts:

USinternetworking, Inc.
Laura Taylor, Public Relations
laura.taylor@usi.net
410.897.3615

USinternetworking, Inc
Chris Walker
(410) 897-3560 christopher.walker@usi.net